March 29, 2016

Mr. Mauricio Restrepo

Dear Mauricio,

It is with great pleasure that I offer you the position of Global Chief Financial Officer, Molson Coors Brewing Company (“Molson Coors”), to be based in Denver, Colorado and reporting to me starting Monday May 2, 2016.

Base Compensation: Your monthly base compensation will be $54,166, which represents an annualized amount of $650,000. The next normal-course salary review and adjustment will be effective April 1, 2017.

Annual Molson Coors Incentive Plan: You are eligible to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. MCIP rewards employees for the achievement of Corporate and Individual goals on a fiscal year basis (i.e. January 1 to December 31). Your participation in the plan will commence on Monday May 2, 2016, and your 2016 award will be pro-rated for the period worked during 2016. The MCIP target for your position is currently 75% of your annual base compensation, and for 2016 is based on enterprise results (equal weight between pre-tax income, net sales revenue and free cash flow), with 25% modified by personal results. The cash payment can range from 0% to 200% of target based on performance on these metrics. The MCIP is reviewed on an annual basis and the details of the plan are subject to change to align with and support ongoing business needs. Key highlights and specific terms of this program can be found in the program brochure.

Long-Term Incentive: You are eligible to participate in the Molson Coors Long-Term Incentive (LTI) Plan according to your grade level in Molson Coors. The current annual LTI target for your role is $1 million. This amount is subject to change on an annual basis by the Compensation and HR Committee of our Board of Directors.

As the 2016 grants occurred in early March, you are not be eligible for a normal-course 2016 cycle award. However, we will issue you two special 2016 awards, to be granted on May 25, 2016, as follows:

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A grant valued at $500,000, consisting of Molson Coors restricted stock units (RSUs) (number of RSU’s determined by May 25, 2016 TAP closing price) vesting in full on the third anniversary of the grant date; and

Molson Coors Brewing Company
1801 California Street • 46th Floor • Denver, Colorado • 80202 • USA
Tel. (303) 927-2337
MOLSON is a registered trademark of Molson Canada 2005, used under license. COORS is a registered trademark of Coors Brewing Company, used under license.

•
A grant valued at $500,000, consisting of Molson Coors stock options (based on the grant date Black-Sholes value) vesting in equal installments on the first, second and third anniversaries of the grant date.

Additionally, we will issue you two special sign-on grants to compensate for the loss of unvested grants you have with your current employer, to be granted on May 25, 2016 as follows:

•	A grant valued at $1,100,000, consisting of Molson Coors RSUs (number of RSU’s determined by May 25, 2016 TAP closing price) vesting in full on the first anniversary of the grant date; and

•	A grant valued at $1,200,000, consisting of Molson Coors RSUs (number of RSU’s determined by May 25, 2016 TAP closing price) vesting in full on the second anniversary of the grant date.

The vesting of each of the above awards will require your continued employment with Molson Coors through the applicable vesting date.
Sign-on Cash: We will also offer the following cash incentives to you, on or around the your start date:

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Up to $1,200,000 cash to assist with the repayment of sign-on obligations and relocation expenses, as required. If you voluntarily leave employment of Molson Coors or if your employment is terminated for cause within 24 months after receiving this cash, you will be required to pay the monies back to Molson Coors. Terminated for cause means that Molson Coors has determined that you failed to substantially complete your job duties, committed a serious crime, engaged in gross misconduct or material dishonesty, or materially violated Molson Coors policies;

•	$150,000 cash representing replacement of foregone 2016 bonus for the first four months of the year; and

•	$300,000 cash representing the value of certain forgone equity awards vesting in 2016 with your current employer.

Benefits: You will be eligible to participate in the Molson Coors benefit plan, details of which will be shared with you shortly. The benefit plan includes comprehensive coverage including medical, dental, short and long term disability protection, life insurance and accident insurance effective on your date of hire. You will also be eligible to participate in the 401(k) plan immediately upon your date of hire.

Vacation: You will be eligible to receive 200 hours of paid vacation per calendar year, which will be prorated for 2016.

Transportation Benefit: Molson Coors is currently offering a free RTD EcoPass for your public transportation needs and pre-tax parking funds to help off-set some of the costs you may incur. Your position entitles you to $100 of pre-tax parking funds per month. You will receive enrollment instructions in your new hire packet.

Executive Financial Planning: You are eligible to receive a $10,000 per year stipend to cover financial and tax planning. This amount is paid to you in equal monthly installments.

Executive Life Insurance: You will be provided with life insurance in an amount equal to six times your base pay. This is in addition to the life insurance in an amount equal to two times your base pay that you may elect under our annual enrollment as part of our employee benefits program.

Relocation: Molson Coors will cover your relocation costs pursuant to the company’s relocation policy. Upon your acceptance of this offer, a Relocation Consultant will be assigned to assist you in finding your temporary and permanent living accommodations and provide you with details of our relocation policy. In order to receive the full benefits of the relocation policy, do not make contact with a real estate agent in Denver before speaking with your Relocation Consultant (i.e. do not execute a home purchase contract).

Regarding temporary living accommodations, Molson Coors will provide corporate housing within close proximity to the Denver office for the months of May and June after your start date. In July, Molson Coors will provide up to an additional 60 days of temporary housing for your family while you search for permanent housing.

Your acceptance of this offer serves as acknowledgment that Molson Coors has paid or will pay certain expenses resulting from your relocation. In exchange for the payment of such expenses, you agree that if you voluntarily terminate your employment with Molson Coors prior to May 2, 2018, you will repay Molson Coors for any relocation expenses it advanced or paid on your behalf.

In the event it is necessary to reclaim any relocation benefit payments, you understand that you have authorized Molson Coors to offset the amount(s) you owe against any compensation or other sums Molson Coors owes you. If such deductions are not sufficient to cover the full amount of the sign-on bonus or relocation benefit payments, you promise to pay to Molson Coors the remaining balance within 10 working days of your departure from Molson Coors.

The terms of your appointment as Global Chief Financial Officer as set forth in this letter are subject to approval by the Compensation and Human Resources Committee and Board of Directors of Molson Coors. As is customary, the offer is also contingent upon the successful completion of an acceptable background verification report. In addition, should you accept this offer; you will be required, on or about your commencement date, to sign a non-compete and confidentiality agreement with Molson Coors. You will also be required to complete the Molson Coors Brewing Company Code of Business Ethics and Conduct Program and a Form I-9 verifying your identity and employment eligibility.

We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This “at will” relationship may not be modified except in writing signed by the CEO of Molson Coors Brewing Company. Finally, Molson Coors Brewing Company reserves the right to modify its policies and the accompanying terms of your employment as it deems appropriate.

We look forward to your joining Molson Coors Brewing Company.

Sincerely,

/s/ Mark Hunter
Mark Hunter
President and Chief Executive Officer

cc: Sam Walker

Please acknowledge your acceptance of this letter by signing below and returning this letter along with the completed new hire forms (sent to your e-mail as file attachments) by May 2, 2016.

Offer Accepted:     /s/ Mauricio Restrepo
Mauricio Restrepo

Date: March 29, 2016